Exhibit 10.2

TERMINATION AGREEMENT

This Termination Agreement (this “Agreement”) is dated as of December 31, 2019, by and between Southwest Iowa Renewable Energy, an Iowa limited liability company (“SIRE”), and Bunge North America, Inc., a New York corporation (“Bunge”, and together with SIRE, the “Parties”, and each, a “Party”).

WHEREAS, the Parties have entered into the following agreements all dated on or about December 5, 2014: (i) the Amended and Restated Feedstock Agency Agreement (the “Feedstock Agreement”), (ii) the Amended and Restated Distiller’s Grain Purchase Agreement (the “Distiller’s Grain Purchase Agreement”), and (iii) the Services Agreement Regarding Corn Purchases (the “Services Agreement”) (the Feedstock Agreement, the Distiller’s Grain Purchase Agreement, and the Services Agreement, together the “Terminated Agreements”); and

WHEREAS, the Parties desire for the Terminated Agreements to be terminated and the Parties be released from all obligations under the Agreement, upon and subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.           Termination of the Terminated Agreements. Subject to the terms and conditions of this Agreement, the Terminated Agreements and all the rights and obligations of the Parties thereunder shall be cancelled and terminated and of no further force or effect as of December 31, 2019 (the “Termination Date”).

2.          Transition Service Obligations. The Parties shall not make any purchases or sales under the Terminated Agreements following the Termination Date, and the Parties will not be obligated to fulfill any purchases or sales under the Terminated Agreements that are not under contract by SIRE’s close of business on December 31, 2019 (the “Cut-Off Time”). Notwithstanding the foregoing, all purchases or sales under the Terminated Agreements that are under contract by the Cut-Off Time (and all other previously incurred obligations under the Terminated Agreements) shall remain binding obligations of the Parties in accordance with the terms of the Terminated Agreements after the Termination Date.

3.          Mutual Release. In consideration of the covenants, agreements and undertakings of the Parties under this Agreement, effective as of the Termination Date, each Party, on behalf of itself and its respective present and former parents, subsidiaries, affiliates, officers, directors, shareholders, managers, members, employees, agents, successors and assigns (collectively, “Releasors”) hereby releases, waives and forever discharges the other Party and its respective present and former, direct and indirect, parents, subsidiaries, affiliates, employees, officers, directors, shareholders, managers, members, agents, representatives, permitted successors and permitted assigns (collectively, “Releasees”) of and from any and all actions, causes of action, suits, losses, liabilities, rights, debts, dues, sums of money, accounts, reckonings, obligations, costs, expenses, liens, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands, of every kind and nature whatsoever, whether now known or unknown, foreseen or unforeseen, matured or unmatured, suspected or unsuspected, in law, admiralty or equity (collectively, “Claims”), which any of such Releasors ever had, now have, or hereafter can, shall, or may have against any of such Releasees for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of time through the date all purchases or sales arising out of or relating to the Terminated Agreements are fulfilled, except for any Claims relating to rights and obligations preserved by, created by or otherwise arising out of this Agreement (including any surviving indemnification obligations under the Terminated Agreements).

4.           Representations and Warranties. Each Party hereby represents and warrants to the other Party that:

(a)          It has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder.

(b)         The execution of this Agreement by the individual whose signature is set forth at the end of this Agreement on behalf of such Party, and the delivery of this Agreement by such Party, have been duly authorized by all necessary action on the part of such Party.

(c)         This Agreement has been executed and delivered by such Party and (assuming due authorization, execution and delivery by the other Party hereto) constitutes the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms.

5.          Confidentiality. Each Party acknowledges the confidential nature of the terms and conditions of this Agreement (the “Confidential Information”) and agrees that it shall not (a) disclose any of such Confidential Information to any person or entity, except to such Party’s representatives, affiliates, employees, advisors and other representatives who need to know the Confidential Information to assist such Party, or act on its behalf, to exercise its rights or perform its obligations under this Agreement, or (b) use the Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Agreement. Each Party shall be responsible for any breach of this Section 5 caused by any of its representatives, affiliates, employees, advisors, or other representatives. Notwithstanding the foregoing in this Section 5, the foregoing confidentiality obligations shall not apply with respect to a Party to the extent that such Party is required to disclose such information (i) by applicable law, including federal securities laws, or (ii) in connection with enforcing its rights under this Agreement.

6.	Miscellaneous.

(a)          All notices, requests, consents, claims, demands, waivers, summons and other legal process, and other similar types of communications hereunder (each, a “Notice”) must be in writing and addressed to the relevant Party at the address set forth below in this Section 6(a) (or to such other address that may be designated by the receiving Party from time to time in accordance with this Section 6(a)). All Notices must be delivered by personal delivery, nationally recognized overnight courier (with all fees pre-paid), or certified or registered mail (in each case, return receipt requested, postage prepaid). A Notice is effective only (i) upon receipt by the receiving Party and (ii) if the Party giving the Notice has complied with the requirements of this Section 6(a).

If to SIRE:	Southwest Iowa Renewable Energy LLC
10868 189th Street
Council Bluffs, Iowa 51503
Attn: Chief Executive Officer

With a Copy (which shall not constitute notice) to:	Husch Blackwell LLP
Attn: David E. Gardels
13330 California Street, Suite 200
Omaha, NE 68154

If to Bunge:	Bunge North America, Inc.
1391 Timberlake Manor Parkway
Chesterfield, MO 63017
Attn: Vice President

With a Copy (which shall not constitute notice) to:	Bunge North America, Inc.
1391 Timberlake Manor Parkway
Chesterfield, MO 63017
Attn: Deputy General Counsel

(b)          This Agreement and all matters arising out of or relating to this Agreement are governed by, and construed in accordance with, the laws of the State of Iowa, without regard to the conflict of laws provisions of such State. Any legal suit, action or proceeding arising out of or relating to this Agreement must be instituted in the federal courts of the United States of America or the courts of the State of Iowa, in each case located in the City of Council Bluffs and County of Pottawattamie, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by certified mail in accordance with Section 6(a) hereof will be effective service of process for any suit, action or other proceeding brought in any such court.

(c)          This Agreement, and each of the terms and provisions hereof, may only be amended, modified, waived or supplemented by an agreement in writing signed by each Party.

(d)          This Agreement will inure to the benefit of and be binding upon each of the Parties and each of their respective permitted successors and permitted assigns.

(e)          This Agreement may be executed in counterparts, each of which is deemed an original, but all of which constitutes one and the same agreement. Delivery of an executed counterpart of this Agreement electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Agreement.

(f)          Each of the Parties shall, from time to time at the other’s request, furnish the other Party such further information or assurances, execute and deliver such additional documents, instruments and conveyances, and take such other actions and do such other things, as may be reasonably necessary to carry out the provisions of this Agreement and give effect to the transactions contemplated hereby.

(g)         Each Party acknowledges and agrees that (i) a breach or threatened breach by such party of any of its obligations under Section 5 hereof would give rise to irreparable harm to the other party for which monetary damages would not be an adequate remedy and (ii) in the event of a breach or a threatened breach by such Party of any such obligations, the other Party will, in addition to any and all other rights and remedies that may be available to such party at law, at equity or otherwise in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction, without any requirement to post a bond or other security, and without any requirement to prove actual damages or that monetary damages will not afford an adequate remedy. Each Party agrees that it shall not oppose or otherwise challenge the appropriateness of equitable relief or the entry by a court of competent jurisdiction of an order granting equitable relief, in either case, consistent with the terms of this Section 6(g).

(h)         This Agreement constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

(i)          Each Party shall pay its own costs and expenses in connection with the drafting, negotiation and execution of this Agreement (including the fees and expenses of its advisors, accounts and legal counsel).

[signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

SIRE:	Southwest Iowa Renewable Energy, LLC

	By:	/s/ Karol King

Name: Karol King

Title: Chairman of the Board

Bunge:	Bunge North America, Inc.

	By:	/s/ Brett Caplice

Name:	Brett Caplice

Title:	Vice President